Exhibit 5.1

May 18, 2020

Moderna, Inc.

200 Technology Square

Cambridge, MA 02139

Re:        Securities Registered under Registration Statement on Form S-3ASR

We have acted as counsel to Moderna, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) filed on May 18, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to $1,250,000,000 in shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”). The Shares include an option granted to the underwriters of the offering to purchase up to an additional $187,500,000 in Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP